PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 19, 1997)

                                                FILED PURSUANT TO RULE 424(B)(2)
                                                       REGISTRATION NO. 33-50445

                                  $100,000,000

                        THE UNITED ILLUMINATING COMPANY

                       6.25% NOTES DUE DECEMBER 15, 2002
                               -----------------

                     INTEREST PAYABLE JANUARY 1 AND JULY 1

                              -------------------
 THE NOTES WILL BE REDEEMABLE IN WHOLE OR IN PART, AT THE OPTION OF THE UNITED ILLUMINATING COMPANY, AT ANY TIME, AT A REDEMPTION PRICE EQUAL TO THE GREATER
  OF (I) 100% OF THEIR PRINCIPAL AMOUNT AND (II) THE SUM OF THE PRESENT VALUE
    OF THE REMAINING SCHEDULED PAYMENTS OF PRINCIPAL AND INTEREST THEREON DISCOUNTED TO THE DATE OF REDEMPTION ON A SEMIANNUAL BASIS (ASSUMING A
     360-DAY YEAR CONSISTING OF TWELVE 30-DAY MONTHS) AT THE TREASURY YIELD (AS DEFINED HEREIN) PLUS 10 BASIS POINTS, PLUS IN EACH CASE ACCRUED
       INTEREST TO THE DATE OF REDEMPTION. THE NOTES HAVE NO SINKING FUND
           PROVISIONS. THE NOTES WILL BE REPRESENTED BY A GLOBAL NOTE
          REGISTERED IN THE NAME OF A NOMINEE OF THE DEPOSITORY TRUST
         COMPANY (THE "DEPOSITARY"). INTERESTS IN SUCH GLOBAL NOTE WILL
            BE SHOWN ON, AND TRANSFER THEREOF WILL BE EFFECTED ONLY
            THROUGH, RECORDS MAINTAINED BY THE DEPOSITARY AND ITS
               PARTICIPANTS. EXCEPT AS DESCRIBED HEREIN, NOTES IN
            DEFINITIVE FORM WILL NOT BE ISSUED. SEE "SUPPLEMENTAL
                             DESCRIPTION OF NOTES."

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                   PRICE 99.780% AND ACCRUED INTEREST, IF ANY

                              -------------------

                                                                            UNDERWRITING
                                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                         PUBLIC (1)       COMMISSIONS (2)      COMPANY(1)(3)
                                                     ------------------  ------------------  ------------------
PER NOTE...........................................       99.780%              .600%              99.180%
TOTAL..............................................     $99,780,000           $600,000          $99,180,000

------------------------

    (1) PLUS ACCRUED INTEREST, IF ANY, FROM DATE OF ORIGINAL ISSUANCE.

    (2) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

    (3) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $200,000.

                              -------------------

    THE NOTES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY WINTHROP, STIMSON, PUTNAM & ROBERTS, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE NOTES WILL BE MADE ON OR ABOUT JANUARY 13, 1998 THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITARY AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY DEAN WITTER                                       LEHMAN BROTHERS

JANUARY 8, 1998

    No dealer, salesman or any other person has been authorized to give any information or to make any representations, other than contained in this Prospectus Supplement and the accompanying Prospectus, in connection with the offer contained in this Prospectus Supplement and the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED HEREBY. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

                                USE OF PROCEEDS

    The net proceeds from the sale of the Notes by The United Illuminating Company (the "Company"), will temporarily be invested or used to repay short-term borrowings until required for the purpose of paying at maturity $100 million principal amount of its 7 3/8% Medium-Term Notes, 1992 Series G, due January 15, 1998.

    The Company currently expects that it will use the net proceeds from future issuances of Debt Securities to repay, or discharge short-term borrowings incurred to repay, $100 million principal amount of Medium-Term Notes maturing in January, 1999.

                         SUMMARY FINANCIAL INFORMATION

    The following material, which is presented herein solely to furnish limited financial information regarding the Company, is qualified in its entirety by reference to the detailed information and financial statements contained in the Incorporated Documents (as defined in the accompanying Prospectus), which are available upon request from the Company. (See "Available Information" in the accompanying Prospectus.) Accordingly, the following should be read together with the Incorporated Documents.

                                                              NINE MONTHS       TWELVE MONTHS ENDED DECEMBER 31,
                                                          ENDED SEPTEMBER 30,        (DOLLARS IN THOUSANDS)
                                                                 1997          ----------------------------------
                                                              (UNAUDITED)         1996        1995        1994
                                                          -------------------  ----------  ----------  ----------
Income Statement Data:
Operating Revenues......................................      $   540,662      $  726,020  $  690,449  $  656,748
Operating Income........................................           83,193         109,135     127,156     127,392
Total Allowance for Funds Used During Construction
  (1)...................................................            1,457           2,375       2,762       3,463
Total Interest Charges..................................           47,896          69,767      76,571      84,073
Net Income..............................................           39,654          39,096      50,393      46,795

                                                                                         AS OF SEPTEMBER 30, 1997
                                                                                          (DOLLARS IN THOUSANDS)
                                                                                       -----------------------------
                                                                                          AMOUNT       PERCENT OF
                                                                                       (UNAUDITED)   CAPITALIZATION
                                                                                       ------------  ---------------
Capitalization, including short-term debt:
Short-Term Debt......................................................................  $     43,995           3.2%
Long-Term Debt (including current maturities)........................................       840,747          61.0
Preferred Stock......................................................................      4,351 .3
Minority interest in preferred securities............................................        50,000           3.6
Common Stock Equity..................................................................       438,919          31.9
                                                                                       ------------         -----
Total Capitalization.................................................................  $  1,378,012         100.0%
                                                                                       ------------         -----
                                                                                       ------------         -----

------------------------

(1) Allowance for Funds Used During Construction ("AFUDC") is a non-cash credit to income that represents the approximate cost of debt and equity capital devoted to plant under construction. For balance sheet purposes, AFUDC is capitalized to the Company's plant account and depreciated and recovered over the life of the asset.

                       SUPPLEMENTAL DESCRIPTION OF NOTES

    The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus as the "Debt Securities") supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

    Interest at the annual rate set forth on the cover page of this Prospectus Supplement will be payable semiannually on January 1 and July 1 beginning July 1, 1998 to the holders of record at the close of business on the preceding December 15 and June 15, respectively. The Notes will be limited to $100,000,000 aggregate principal amount, will be issued only in fully registered form in denominations of $1,000 and any integral multiple of $1,000 in excess thereof, and will mature on December 15, 2002.

    The Notes have no sinking fund provisions.

OPTIONAL REDEMPTION

    The Notes will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 10 basis points, plus in each case accrued interest to the date of redemption.

    "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc.; provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

    Holders of Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

BOOK-ENTRY NOTES

     The Depository Trust Company ("DTC" or the "Depositary"), New York, NY, will act as securities depositary for the Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee).

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchase of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

    To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on

DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Issuer or the Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Note certificates will be printed and delivered. In any such instance, a Beneficial Owner will be entitled to have such certificated Notes registered in its name. Individual certificated Notes so issued will be issued as registered Notes in denominations of $1,000 or any integral multiple thereof.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    NONE OF THE COMPANY, THE TRUSTEE, THE UNDERWRITERS OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF SUCH NOTES WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN ANY GLOBAL NOTE OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH INTERESTS.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Notes set forth opposite their respective names below:

                                                                                                      PRINCIPAL
                                                                                                      AMOUNT OF
NAME                                                                                                    NOTES
--------------------------------------------------------------------------------------------------  --------------
Morgan Stanley & Co. Incorporated.................................................................  $   50,000,000
Lehman Brothers Inc...............................................................................      50,000,000
                                                                                                    --------------
    Total.........................................................................................  $  100,000,000
                                                                                                    --------------
                                                                                                    --------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes if any are taken.

    The Underwriters propose to offer all or part of the Notes directly to the public at the public offering price set forth on the cover page hereof and all or part to certain dealers at prices that represent concessions not to exceed 0.35% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, concessions to certain other dealers not to exceed 0.25% of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Notes.

    In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering of the Notes, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, the Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

                                 LEGAL OPINIONS

    The legality of the Notes will be passed upon for the Company by Wiggin & Dana, counsel for the Company, and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, counsel for the Underwriters.

PROSPECTUS

                                  $300,000,000
                        THE UNITED ILLUMINATING COMPANY
                                DEBT SECURITIES

                               -----------------

    THE UNITED ILLUMINATING COMPANY (THE "COMPANY" OR "UI") MAY ISSUE AND OFFER FROM TIME TO TIME IN ONE OR MORE SERIES DEBT SECURITIES (THE "DEBT SECURITIES") IN AN AGGREGATE PRINCIPAL AMOUNT OF NOT IN EXCESS OF $300,000,000. THE COMPANY WILL OFFER DEBT SECURITIES TO THE PUBLIC ON TERMS DETERMINED BY MARKET CONDITIONS AT THE TIME OF SALE. THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS (THE "PROSPECTUS SUPPLEMENT") SETS FORTH THE SPECIFIC DESIGNATION, AGGREGATE PRINCIPAL AMOUNT, MATURITY, INTEREST RATE, TIME OF PAYMENT OF ANY INTEREST, ANY TERMS FOR OPTIONAL OR MANDATORY REDEMPTION OR ANY SINKING FUND PROVISIONS, ANY INITIAL PUBLIC OFFERING PRICE, THE PROCEEDS TO THE COMPANY AND ANY OTHER SPECIFIC TERMS IN CONNECTION WITH THE OFFERING AND SALE OF SUCH DEBT SECURITIES.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                              -------------------

    DEBT SECURITIES MAY BE OFFERED DIRECTLY OR THROUGH UNDERWRITERS, DEALERS OR AGENTS DESIGNATED FROM TIME TO TIME (WHICH MAY INCLUDE MORGAN STANLEY & CO. INCORPORATED AND LEHMAN BROTHERS INC.), AS SET FORTH IN THE PROSPECTUS SUPPLEMENT. THE PROSPECTUS SUPPLEMENT SETS FORTH ANY APPLICABLE COMMISSIONS OR DISCOUNTS AND THE PROCEEDS TO THE COMPANY FROM ANY SUCH OFFERING. SEE "PLAN OF DISTRIBUTION" FOR POSSIBLE INDEMNIFICATION ARRANGEMENTS FOR UNDERWRITERS, DEALERS AND AGENTS.

DECEMBER 19, 1997

    No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and any related Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus and any related Prospectus Supplement nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or thereof. This Prospectus and any related Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers, their remuneration and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; in the Commission's New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048-1102; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act. The address of such Internet web site is http:/www.sec.gov. Such material can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    There are hereby incorporated in this Prospectus by reference the following documents heretofore filed with the Commission, to which reference is hereby made:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed pursuant to Section 13 of the 1934 Act (the "1996 Form 10-K")

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed pursuant to Section 13 of the 1934 Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, are hereinafter referred to as "Incorporated Documents"; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 or 14 of the 1934 Act prior to the filing with the Commission of the Company's Annual Report on Form 10-K for the current fiscal year shall not be

Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K).

    Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded, for all purposes, to the extent that a statement contained herein, in any Prospectus Supplement or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The information relating to the Company contained in this Prospectus and any accompanying Prospectus Supplement does not purport to be comprehensive and is based upon information contained in the Incorporated Documents; accordingly, such information should be read together with the information contained in the Incorporated Documents. The Company hereby undertakes to provide without charge to any person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents other than exhibits to such documents unless such documents are specifically incorporated by reference therein. Requests for such copies should be directed to Mr. Charles J. Pepe, Assistant Treasurer and Assistant Secretary, The United Illuminating Company, P.O. Box l564, 157 Church Street, New Haven, Connecticut 06506-0901 (telephone 203-499-2311).

                                     THE COMPANY

    The Company is an operating electric public utility company, incorporated under the laws of the State of Connecticut in 1899. It is engaged principally in the production, purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes in a service area of about 335 square miles in the southwestern part of the State of Connecticut. The population of this area is approximately 704,000, or 21% of the population of the State. The service area, largely urban and suburban in character, includes the principal cities of Bridgeport (population 142,000) and New Haven (population 130,000) and their surrounding areas. Situated in the service area are retail trade and service centers, as well as large and small industries producing a wide variety of products, including helicopters and other transportation equipment, electrical equipment, chemicals and pharmaceuticals. Of the Company's 1996 retail electric revenues, approximately 41% was derived from residential sales, 40% from commercial sales, 17% from industrial sales and 2% from other sales.

    UI has one wholly-owned subsidiary, United Resources, Inc. ("URI") that serves as the parent corporation for UI's unregulated businesses, each of which is incorporated separately to participate in business ventures that will complement and enhance UI's electric utility business and serve the interests of the Company and its shareholders and customers.

    URI has four wholly-owned subsidiaries. The largest URI subsidiary, American Payment Systems, Inc., manages a national network of agents for the processing of bill payments made by customers of other utilities. Another subsidiary of URI, Thermal Energies, Inc., is participating in the development of district heating and cooling facilities in the downtown New Haven area, including the energy center for an office tower and participation as a 62% partner in the energy center for a city hall and office tower complex. A third URI subsidiary, Precision Power, Inc., provides power-related equipment and services to the owners of commercial buildings and industrial facilities. URI's fourth subsidiary. United Bridgeport Energy, Inc., is participating in a merchant wholesale electric generating facility being constructed on land proposed to be leased from UI at its Bridgeport Harbor Station generating plant.

    The Board of Directors of the Company has authorized the investment of a maximum of $27 million, in the aggregate, of the Company's assets into its unregulated subsidiary ventures and, at September 30, 1997, $27 million had been so invested.

    The Company has ownership and leasehold interests in three nuclear generating units located in New England, including a 17.5% undivided ownership and leasehold interest in Seabrook Unit 1, a 1,150 megawatt unit in Seabrook, New Hampshire.

    For further information about these and other matters affecting the Company's business, see the 1996 Form 10-K and the other Incorporated Documents. The principal executive offices of UI are located at 157 Church Street, New Haven, CT 06506-0901 (203-499-2000).

                                   USE OF PROCEEDS

    The net proceeds to be received by the Company from the issuance and sale of the Debt Securities will be used as set forth in the Prospectus Supplement. Depending on future financial market conditions, the Company may use such net proceeds from time to time to accomplish one or more of the following purposes: payment of principal and redemption premium, if any, in connection with the redemption or repayment at maturity of one or more series of the Company's outstanding series of Notes; repayment of all or a portion of the principal due on two term loans; repayment of short-term debt which the Company has incurred or may incur under a revolving credit agreement with a group of banks; and general corporate purposes.

                           DESCRIPTION OF DEBT SECURITIES

    The Debt Securities are to be issued under an indenture dated as of August l, 1991 (the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee"), a copy of which has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

    The Prospectus Supplement describes, as applicable, the following terms of the series of Debt Securities in respect of which the Prospectus Supplement is being delivered: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the date or dates on which such Debt Securities will mature; (4) the rate or rates at which such Debt Securities will bear interest, if any, and the date or dates from which any such interest will accrue; (5) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (6) the Interest Payment Dates on which any such interest on such Debt Securities will be payable, the Regular Record Date for any interest payable on such Interest Payment Dates and the basis upon which such interest will be calculated if other than a 360-day year of twelve 30-day months; (7) the person to whom interest is payable on any Interest Payment Date, if other than the person in whose name such Debt Securities are registered at the close of business on such Regular Record Date; (8) subject to the terms of the Indenture as described below under "Registration of Transfers; Exchanges," the place or places where the principal of and the premium, if any, and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer and where such Debt Securities may be surrendered for exchange; (9) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions under the Indenture or at the option of the Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation; (10) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (11) the denominations in which such Debt Securities will be issuable, if other than $100,000 and any integral multiple of $1,000 in excess thereof; (12) any additional Events of Default or covenants of the Company pertaining to such Debt Securities; (13) whether such Debt Securities may be issued in whole or in part in the form of one or more Global Securities (as defined below) and, if so, the identity of the Depositary (as defined below) for such Global Security or Securities; and (14) any other terms of such Debt Securities.

    Any series of Debt Securities may be issued in whole or in part in the form of one or more fully registered global securities (each, a "Global Security") that would be deposited with, or on behalf of, a depositary, or its successor (the "Depositary"), identified in the Prospectus Supplement and registered in the name of such Depositary or its nominee and that, except under limited circumstances, may be transferred, in whole and not in part, only to the Depositary or to another nominee of the Depositary. If

Debt Securities are issued in book-entry form, information regarding the Depositary and book-entry procedures will be set forth in the Prospectus Supplement.

    The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. All securities (including the Debt Securities) issued and to be issued under the Indenture are herein referred to as "Securities." Copies of the Indenture are available for inspection during normal business hours at the principal office of the Company or at the Corporate Trust Office of the Trustee, 101 Barclay Street, New York, New York.

    The Indenture does not limit the aggregate principal amount of the Securities that may be issued thereunder and provides that the Securities may be issued from time to time in series. All Securities issued under the Indenture will rank equally and ratably with all other Securities issued under the Indenture. The Indenture provides that all Securities of any one series issued thereunder need not be issued at the same time and that the Company may, from time to time, issue additional Securities of a previously issued series. In addition, the Indenture provides that the Company may issue Securities with terms different from those of any other series of Securities and, within a series of Securities, terms (such as interest rate or manner in which interest is calculated, original issue date, redemption provisions and maturity date) may differ. At November 30, 1997, the Company had issued $400 million of Notes under the Indenture, $200 million of which are currently outstanding.


Registration of Transfers; Exchanges

    The transfer of the Securities may be registered, and the Securities may be exchanged for other Securities of authorized denominations and of like tenor and aggregate principal amount, at the office of the Trustee designated for such purpose or at any paying agency maintained by the Company for such purpose. The Company may appoint one or more additional security registrars or transfer agents and may remove any security registrar or transfer agent, all in its discretion. Any additional security registrar or transfer agent appointed will be identified in a Prospectus Supplement.

    Unless otherwise set forth in the Prospectus Supplement, no service charge will be made for any registration of transfer or exchange of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company will not be required (a) to issue, register the transfer of or exchange Securities during a period of 15 days immediately prior to giving any notice of redemption or (b) to issue, register the transfer of or exchange any Security selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part. (Section 305.)


Events of Default

    The following are Events of Default under the Indenture with respect to Securities of any series: (a) failure to pay principal of or any premium on any Security of such series when due; (b) failure to pay any interest on any Security of such series within 60 days after the same becomes due and payable;
(c) failure to perform, or breach of, any covenant or warranty of the Company contained in the Indenture in respect of (i) mergers, consolidations and sales of assets by the Company, (ii) liens upon the assets and property of the Company and (iii) dividends and distributions in respect of the Company's common stock; (d) failure to perform, or breach of, any other covenant or warranty of the Company contained in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of one or more series of Securities other than such series) for 90 days after written notice by the Trustee to the Company, or by the Holders of at least 25% in principal amount of the Outstanding Securities of such series to the Company and the Trustee, as provided in the Indenture; (e) a default under any evidence of indebtedness of the Company or instrument under which there may be issued or by which there may be secured any indebtedness of the Company, in each case aggregating in excess of $10,000,000, which default constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or results in the acceleration of the maturity of such indebtedness, unless within a period of 10 days after written notice of such default has been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of any series, such indebtedness has been discharged or such acceleration has been rescinded or annulled; (f) certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization in respect of the Company; and (g) any other Event of Default specified with respect to such series. (Section 801.)

    Except as described in clauses (c), (e) and (f) above, no Event of Default with respect to the Securities of a particular series necessarily constitutes an Event of Default with respect to the Securities of any other series issued under the Indenture.


Remedies

    If any Event of Default with respect to the Outstanding Securities of any series occurs and is continuing, either the Trustee or the Holders of not less than 33% in principal amount of the Outstanding Securities of such series may declare the principal amount of all the Outstanding Securities of such series to be due and payable immediately by written notice to the Company; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Securities, the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Securities of all such series, considered as one class, may make such declaration of acceleration, and not the Holders of the Securities of any of such series. (Section 802.)

    The Holders of a majority in principal amount of the Outstanding Securities of any series may, on behalf of all Holders of the Securities of that series, waive any past default under the Indenture with respect to the Securities of that series, except a default in the payment of principal or premium or interest, if any, or in respect of a covenant or provision of the Indenture that cannot be amended or modified without the consent of the Holder of each Outstanding Security of the series affected. (Section 813.)

    At any time after the declaration of acceleration with respect to the Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Event or Events of Default giving rise to such declaration shall be deemed to have been waived and such declaration shall be deemed rescinded and annulled if:

    (a) the Company has paid or deposited with the Trustee a sum sufficient to pay:

         (1)  all overdue interest on all Securities of such series;

         (2) the principal of and premium, if any, on any Securities of such series that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Securities;

         (3) interest upon overdue interest at the rate or rates prescribed therefor in such Securities; and

         (4)  all amounts due to the Trustee under the Indenture; and

    (b) any other Event or Events of Default with respect to the Securities of such series, other than the nonpayment of the principal of the Securities of such series that has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 802.)

    The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or power under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 901 and 903.) Subject to such provisions for the indemnification of the Trustee and subject to certain other limitations, the Holders of a majority in principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Securities, the Holders of a majority in aggregate principal amount of the Outstanding Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Securities of any one of such series; and provided, further, that (a) such direction will not be in conflict with any rule of law or with the Indenture and would not involve the Trustee in personal liability in circumstances where indemnity would not be adequate and
(b) the Trustee may take any other action it deems proper that is not inconsistent with such direction. (Section 812.) The right of a Holder of any Security to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal and premium and interest, if any, when due and to institute suit for the enforcement of any such payment (Sections 807 and 808.) The Indenture provides that the Trustee, within 90 days after the occurrence of any default thereunder with respect to the Securities of a series, is required to give the Holders of the Securities of such series notice of any default known to it, unless cured or waived; provided, however, that except in the case of a default in the payment of principal of or premium or interest, if any, on any Securities of such series, the Trustee may withhold such notice if the Trustee determines that it is in the interest of such Holders to do so. (Section 902.)

Modification, Waiver and Amendment

    Certain modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders, including those that: (a) evidence the assumption by any successor to the Company of the Company's obligations under the Indenture or with respect to the Securities;
(b) add to the covenants of or surrender any rights of the Company under the Indenture; (c) add any Events of Default, in addition to those specified in the Indenture, with respect to any series of Outstanding Securities; (d) change or eliminate any provision of the Indenture or add any new provision to the Indenture; provided, however, that if such change, elimination or addition will materially and adversely affect the interests of Holders of Securities of any series, such change, elimination or addition will become effective with respect to such series only when there is no Security of such series remaining Outstanding under the Indenture; (e) provide collateral security for the Securities; (f) establish the form or terms of Securities of any series; (g) evidence the appointment of a successor Trustee with respect to the Securities of one or more series and add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one Trustee; (h) provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of Securities; (i) provide for the creation of Securities payable in currencies other than Dollars, Securities bearing interest at a floating rate or at a rate determined with reference to a formula, or Securities bearing original issue discount; or (j) cure any ambiguity or inconsistency or make any other provisions with respect to matters and questions arising under the Indenture, provided such provisions shall not adversely affect the interests of the Holders of Securities of any series in any material respect. (Section 1201.)

    Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Indenture to require changes to the Indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions that, at the date of the Indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the Indenture, the Company and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of all series then Outstanding under the Indenture and directly affected by such modification or amendment, considered as one class; provided, however, that no such modification or amendment may, without the consent of the Holders of each Outstanding Security of each series so directly affected, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on any Security; (b) reduce the principal amount of, or premium or interest, if any, on any Security; (c) change the currency of payment of the principal of, or premium or rate of interest on, any Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Security; (e) reduce the percentage in principal amount of the Outstanding Securities of such series, the consent of whose Holders is required for modification or amendment of the Indenture, waiver of compliance with any provisions of the Indenture or waiver of any default; (f) reduce the requirements for quorum or voting; (g) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture; or (h) modify any of the above provisions or any of the provisions described above in the second paragraph under "Remedies," except to increase the foregoing percentage or to provide that other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby.

    A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of any other Securities. (Section 1202.)


Covenants

    Maintenance of Property. The Company will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all its properties used or useful in the conduct of its business, whether owned or leased, to be maintained and kept in good condition, repair and working order and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in the judgment of the Company, may be necessary so that the business carried on in connection therewith may be properly conducted; provided, however, that the foregoing shall not prevent the Company from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance (a) is, in the judgment of the Company, desirable in the conduct of its business and (b) will not adversely affect the interests of the Holders of Securities of any series in any material respect. (Section 605.)

    Preservation of Rights. Subject to the provisions described in the paragraph below entitled "Merger or Consolidation," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the rights (charter and statutory) and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right or franchise if, in the judgment of the Company, (a) preservation thereof is no longer desirable in the conduct of the business of the Company and (b) the failure to preserve any such right or franchise will not adversely affect the interests of the Holders of Securities of any series in any material respect. (Section 604.)

    Negative Pledge. The Indenture prohibits the Company from creating or permitting any liens upon its property or assets to secure indebtedness for borrowed money without contemporaneously (i) making effective provisions whereby the Securities of all series shall be secured equally and ratably with such indebtedness or (ii) depositing with the Trustee, as collateral for the Securities, bonds or other evidences of indebtedness of the Company secured by such lien.

    The Company may, however, create or permit certain encumbrances, including: (a) liens for taxes, assessments or governmental charges not delinquent or, if delinquent, taxes, assessments or governmental charges that are being contested in good faith; (b) liens securing indebtedness neither assumed nor guaranteed by the Company nor on which it customarily pays interest charges existing in or relating to real estate acquired by the Company for transmission, distribution or right-of-way purposes, or in connection with its usual operations; (c) easements or reservations in the Company's property created for the purpose of roads, railroads, electric and pipe lines, sewers, mains, conduits, water rights, building and use restrictions and defects of title to, or leases of, any parts of the Company's property that do not, in the opinion of the Company's counsel, materially impair the property as an entirety in the operation of the Company's business;
(d) undetermined liens and charges incidental to current construction; (e) obligations or duties affecting the Company's property to any municipality or public authority with respect to any franchise, grant, license, permit or certificate; (f) rights reserved to or vested in any municipality or public authority to control or regulate any property in a manner that does not materially impair the use thereof by the Company; (g) certain title defects to rights-of-way for mains or pipes or other improvements; (h) purchase money mortgages, liens, pledges or security interests on or in property acquired after the date of the Indenture or existing in such property at the time of acquisition by the Company; (i) leases made in the ordinary course of business; or (j) liens on assets or property of the Company to secure indebtedness in aggregate principal amount not exceeding 2% of the Company's net tangible utility assets.

    Certain property of the Company is not subject to the prohibition against encumbrances, including (a) cash, bonds, stocks, obligations and other securities (including securities issued by subsidiaries of the Company); (b) choses in action, accounts receivable, unbilled revenues, judgments and other evidences of indebtedness and contracts, leases and operating agreements; (c) stock in trade, merchandise, equipment, apparatus, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of the Company or held for purposes of repair or replacement; (d) timber, gas, oil, minerals, mineral rights and royalties; (e) materials or products generated, manufactured, produced or purchased by the Company for sale, distribution, or use in the ordinary course of its business; (f) office furniture and equipment, tools, rolling stock, buses, motor coaches, trucks and automobiles and other vehicles and aircraft; and (g) the Company's franchise to be a corporation. (Section 610.)

    The prohibition against encumbrances is intended to prevent the Company from having outstanding a substantial class of securities that would enjoy the benefit of a lien against Company assets, unless the Indenture is first amended to provide equal security for the Securities. The specified exceptions permit minor or technical liens arising in the ordinary course of the Company's business and liens on the Company's non-utility property. These exceptions do not, in the judgment of the Company, materially detract from the effectiveness of the negative pledge. Since the Securities and all of the Company's other outstanding senior securities are unsecured, the effect of the negative pledge is to ensure that neither these other senior securities, if they become secured in the future, nor any other substantial amount of securities issued in the future, will rank higher than the Securities through the grant of security.

    Dividend Restriction. The Company may not declare or pay any dividends on or make any distribution in respect of any shares of its common stock (other than dividends or distributions payable in shares of its common stock) or, directly or indirectly, purchase, acquire, redeem or retire shares of its common stock if payments in respect thereof made subsequent to December 31, 1990 would, in the aggregate, exceed the sum of (i) the net income of the Company (less distributions in respect of shares of capital stock ranking prior to the Company's common stock) for the period subsequent to December 31, 1990 plus (ii) $50,000,000.

    The Company may, however, engage in the purchase, redemption, acquisition or retirement of any shares of its common stock for value to the extent the aggregate net proceeds received by the Company from the sale solely for cash subsequent to December 31, 1990 of shares of its common stock shall immediately thereafter exceed the aggregate value of all purchases, redemptions, acquisitions or retirements of common stock subsequent to December 31, 1990, and provided that all such purchases, redemptions, acquisitions or retirements are included in all subsequent computations made under the first clause of the preceding paragraph. (Section 611.)

    The dividend limitation in effect restricts the Company from paying dividends on, or acquiring or retiring, its common stock by requiring that the aggregate amount of such distributions cannot exceed the sum of (i) $50 million of retained earnings accumulated during years prior to 1991, (ii) income after the payment of preferred and preference stock dividends accrued during 1991 and subsequent years, and (ii) in the case of acquisitions or retirements of common stock, the net cash proceeds from sales of common stock during 1991 and subsequent years (to the extent in excess of the value of acquisitions or retirements of common stock during that time period). This covenant is designed to afford Holders a limited measure of protection against severe diminution of the Company's current amount of retained earnings through the declaration of common stock dividends or other distributions on common stock.

    Merger or Consolidation. The Company, without the consent of the Holders of any of the Outstanding Securities under the Indenture, may merge into, consolidate with, or sell, lease or convey all or substantially all its assets to a successor company organized under the laws of the United States, any state thereof or the District of Columbia, provided, however, that such successor company assumes the Company's obligations on all Outstanding Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing, and that the Company will have delivered to the Trustee a certificate and an Opinion of Counsel as provided in the Indenture. (Section 1101.)

    The restriction on mergers and consolidations is intended to prevent the Company from merging into or consolidating with another company if the transaction would cause a default under any provision of the Indenture. So long as the obligations evidenced by the Securities are assumed by a surviving U.S. entity which is in compliance with the covenants and warranties in the Indenture, mergers and/or consolidations are not otherwise restricted. The Indenture does not contain any covenant or provision designed to require the Company to redeem the Securities in response to a highly-leveraged transaction. Holders of Securities are not protected against a possible reduction in the value of the Securities arising from such transactions.

    Statement of Compliance. The Company is required, among other things, to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee of any Event of Default within 10 days after certain of its officers obtain actual knowledge thereof. (Section 1004.)

    Relationship of Covenants to Company's Financial Condition and Operations. None of the covenants set forth in the Indenture protect Holders, in any substantial way, from any adverse effects of changes in the Company's financial condition or results of operations arising out of the ordinary conduct of its business. The Company does not believe that the covenants in the Indenture will affect the operation of its business in any material respect.

Satisfaction and Discharge

    The Company may terminate certain of its obligations under the Indenture with respect to Securities of any series on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee cash or Eligible Obligations (as defined below) (or a combination thereof) sufficient to pay the principal of and premium and interest, if any, due and to become due on the Securities of such series on or prior to their maturity or redemption date in accordance with the terms of the Indenture and such Securities. (Section 701.)

    The Indenture, with respect to all series of Securities (except for certain specified surviving obligations) will be discharged and canceled upon the satisfaction of certain conditions, including: (a) the payment in full of the principal of (and premium, if any) and interest on all of the Securities or the deposit with the Trustee of an amount in cash or Eligible Obligations (or a combination thereof) sufficient for such payment or redemption, in accordance with the Indenture; (b) the payment by the Company of all other sums required under the Indenture; and (c) the delivery of a certificate and an Opinion of Counsel by the Company to the Trustee stating that all conditions relating to the satisfaction and discharge of the Indenture have been complied with. (Section 702.)

    "Eligible Obligations" include: (a) with respect to Securities denominated in United States Dollars, Government Obligations (which include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof); and (b) with respect to Securities denominated in a currency other than United States Dollars or in a composite currency, such other obligations or instruments as shall be specified with respect to such Securities, as contemplated by the Indenture.

    If any deposit contemplated by the first paragraph of this section occurs prior to the Stated Maturity of the Securities of any series, the Company must provide the Trustee with an Opinion of Counsel to the effect that such deposit and the satisfaction and discharge of the indebtedness of the Company with respect to such Securities shall not be deemed to be, or result in, a taxable event with respect to the Holders of such Securities for purposes of United States federal income taxation. However, such Opinion of Counsel is not necessary if the Trustee has received documentary evidence that each Holder of such Securities either is not subject to, or is exempt from, United States federal income taxation.

Governing Law

    The Securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

    The Bank of New York also serves as trustee under an indenture executed as part of a sale and leaseback of a portion of the Company's interest in Seabrook Unit 1. The Bank of New York also participates, along with other banks, in a revolving credit agreement that permits the Company to borrow funds on a short-term basis, and in two term loan agreements, under which the Company has borrowed $225 million maturing in 2000 and 2001.

                                PLAN OF DISTRIBUTION

    The Company may sell the Debt Securities in four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and (iv) through dealers. Any such underwriters, dealers or agents may include Morgan Stanley & Co. Incorporated and Lehman Brothers Inc.

    Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Agents may be entitled under agreements that may be entered into with the Company to indemnification by the Company against certain civil liabilities, including certain liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

    If any underwriters are utilized in the sale of Debt Securities in respect of which this Prospectus is delivered, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of such underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of such Debt Securities to the public. The underwriters may be entitled, under such underwriting agreement, to indemnification by the Company against certain liabilities, including certain liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

    If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to such dealer, as principal. Such dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Such dealers may be entitled to indemnification by the Company against certain liabilities, including certain liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

    If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specific date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                         RATIOS OF EARNINGS TO FIXED CHARGES


                                                               Twelve Months
                                                                    Ended              Twelve Months Ended December 31,
                                                                                     ----------------------------------
                                                              September 30, 1997     1996   1995   1994   1993  1992
                                                              ------------------     --------------------------------
Ratio of Earnings to Fixed Charges (A).....................          1.94            2.03   2.25   1.99   1.69  1.85

_____________
(A) "Earnings," as defined by Commission Regulation S-K, represent the aggregate of (1) net income, (2) taxes based on income, (3) investment tax credit adjustments - net and (4) fixed charges. "Fixed Charges," as defined by Commission Regulations S-K, represent interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

                                    LEGAL MATTERS

    Certain legal matters related to the Debt Securities will be passed upon for the Company by Wiggin & Dana, New Haven, Connecticut, counsel for the Company, and for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York.

                                       EXPERTS

    The consolidated financial statements incorporated in this Prospectus and the financial statements schedule incorporated in the Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    The consolidated financial statements and related financial statement schedule as of December 31, 1995 and 1994 and for the two years in the period ended December 31, 1995 incorporated in this Prospectus constituting part of the Registration Statement on Form S-3 (File No. 33-50445) have been so included in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.